EXHIBIT 16



  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C. 20549


  July 17, 2000


  Commissioners:

  We have read the statements made by Pacific Gateway Exchange, Inc. (copy attached), which we understand was filed with the Commission, pursuant to
  Item 4 of Form 8-K, as part of the Company's Form 8-K report dated June 28, 2000. We agree with the statements concerning our Firm in such Form 8-K, except that we make no representation with respect to the statements made in the third paragraph.

  Very truly yours,


  PricewaterhouseCoopers LLP


  LDB:jvd
  Attachment

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   June 28, 2000


                           Pacific Gateway Exchange, Inc.
--------------------------------------------------------------------------------
              (Exact name of registrant as specified in its charter)


         Delaware                     000-21043                 94-3134065
-----------------------------      ---------------          ------------------
(State or other jurisdiction         (Commission             (I.R.S. Employer
     of Incorporation)               File Number)           Identification No.)


500 Airport Boulevard, Suite 340
Burlingame, California                                           94010
--------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code: (650) 375-6700


                              (Not Applicable)
--------------------------------------------------------------------------------
       (Former name or former address, if changed since last report)








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

Item 4. Changes in Registrant's Certifying Accountant

        On June 28, 2000, PricewaterhouseCoopers LLP
("PricewaterhouseCoopers"), the independent auditors of Pacific Gateway Exchange, Inc. (the "Company"), informed the Company that it declined to stand for reelection as the Company's auditors for fiscal year 2000.

        The audit reports of PricewaterhouseCoopers on the financial statements of the Company for the past two years contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the year ended December 31, 1999 included a going concern explanation. PricewaterhouseCoopers' opinion in the report for the year ended December 31, 1999 stated that the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, and changes in stockholders' equity presented fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with the accounting principles generally accepted in the United States, but expressed substantial doubts regarding the Company's ability to continue as a going concern. During the Company's two most recent fiscal years and through June 28, 2000, there have been no disagreements between PricewaterhouseCoopers and the Company with respect to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In May 2000, PricewaterhouseCoopers identified to the Company's Audit Committee certain events which PricewaterhouseCoopers believes indicate certain material control weaknesses at the Company. These identified events were the failure of the Company's internal control structure to detect certain errors relating to cost capitalization and the recent departure of several employees in the Company's accounting department. The Audit Committee discussed these matters with PricewaterhouseCoopers and asked for the assistance of PricewaterhouseCoopers in correcting any deficiencies.

        The Audit Committee, the Board of Directors and the Company immediately took steps to remedy these situations. In particular, the Company retained Development Specialists Inc. ("DSI"), a nationally recognized business consulting and restructuring firm, and charged DSI with the mandate to ensure that the accounting and financial reporting functions of the Company meet all applicable industry standards for generating accurate and reliable financial information for management, the Board of Directors and the stockholders. A member of DSI is now serving as the Company's acting chief financial officer. In addition, the Company is trying to hire necessary accounting personnel. The Company is now conducting a search for a new accounting firm.

        The Company has authorized PricewaterhouseCoopers to respond fully to the inquiries of the Company's successor accountants, when appointed, concerning the Company's internal controls. PricewaterhouseCoopers has indicated that it will cooperate fully in effecting an orderly transition, including by sharing work papers. Except as described above, none of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company within the two most recent fiscal years and through the interim period.

        The Company has requested PricewaterhouseCoopers furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. Such letter will be filed with the SEC on Form 8-K/A promptly following receipt.







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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:   July 6, 2000                PACIFIC GATEWAY EXCHANGE, INC.



                                     By:  /s/ John R. Hanzel
                                          ----------------------------------
                                           John R. Hanzel
                                           Acting Chief Financial Officer















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